UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2018
TELENAV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)
4655 Great America Parkway, Suite 300
Santa Clara, California 95054
(Address of principal executive offices) (Zip code)
(408) 245-3800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition
See information set forth below under Item 7.01.
Item 7.01 Regulation FD Disclosure
Regulation FD Disclosure
On April 25, 2018, Ford Motor Company (“Ford”) announced its intention to modify its North American passenger car portfolio strategy. Telenav, Inc. (the "Company") is in communications with Ford to understand the impact of this announcement on the Company, if any.
Based on the current analysis to date, the Company expects guidance for the three months ended March 31, 2018, to be as follows:

•	Revenue is expected to be $13 to $14 million

•	Billings are expected to be $59 to $60 million

•	Deferred revenue is expected to increase by approximately $46 million

•	Deferred costs are expected to increase by approximately $25 million

•	GAAP gross profit is expected to be approximately $5.5 million

•	GAAP gross margin is expected to be approximately 40%

•	Direct contribution from billings is expected to be $26 to $27 million

•	Direct contribution margin from billings is expected to be approximately 45%

•	GAAP operating expenses are expected to be $36 to $37 million, and include a $2.7 million goodwill impairment related to the Company's mobile navigation business

•	GAAP net loss is expected to be ($30) to ($31) million

•	Adjusted EBITDA loss is expected to be ($25) to ($26) million

•	Adjusted EBITDA loss on billings is expected to be ($3.5) to ($4.5) million

•	Automotive is expected to be approximately 40% of total revenue and approximately 85% of billings

•	Advertising is expected to be approximately 35% of total revenue and approximately 8% of billings

•	Weighted average diluted shares outstanding are expected to be approximately 44.6 million

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: April 26, 2018	By: /s/ Lily M. Toy
Name: Lily M. Toy
Title: General Counsel and Secretary